UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 26, 2009

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755

(Address of principal executive offices)

(603) 640-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million, other than employees of OneBeacon.  Following the initial public offering of OneBeacon Insurance Group, Ltd. in November 2006, our Compensation Committee determined that it would fully delegate to the Compensation Committee of the Board of Directors of OneBeacon (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers (“NEOs”) of the Company.

Base Salaries

We currently have limited base salaries for our executive officers to no more than $500,000 annually, which is the salary that each of our NEOs receives.

Annual Bonus Programs

The Compensation Committee approved annual bonuses to be paid to the following NEOs of the Company under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2008 are as follows: Raymond Barrette, $0; David T. Foy, $0; Gary C. Tolman, $127,500; and Allan L. Waters, $307,500.

The OneBeacon Committee approved an annual bonus with respect to 2008 of $468,800 for T. Michael Miller.

For 2009, the target annual bonus for each NEO is as follows:  Mr. Barrette, $500,000; Mr. Foy, $500,000; Mr. Tolman, $250,000; Mr. Waters, $250,000; and Mr. Miller, $375,000.

Long-Term Incentive Awards

2006-2008 Performance Cycle Award Payouts.  For the 2006-2008 WTM performance share cycle, no shares were harvested, which resulted in $0 payouts to Messrs. Foy and Tolman.  Mr. Barrette has not been granted any performance shares.

Under the Esurance 2006-2008 performance unit plan, Mr. Tolman’s units were harvested at 75% of target, which resulted in a payout of $1,414,530.

Under the OneBeacon 2006-2008 performance unit plan, Mr. Miller’s units were harvested at 126.1% of target, which resulted in a payout of $1,868,257.  In addition, with respect to the OneBeacon 2007-2008 performance share cycle, Mr. Miller’s OneBeacon performance shares were harvested at 1.4% of target, which resulted in a payout of $13,278.

2009-2011 Performance Cycle Grants.  The Compensation Committee approved grants of target WTM performance shares for the 2009-2011 performance cycle to the NEOs of the Company (other than Messrs. Barrette and Miller) as follows: Mr. Foy, 9,000 performance shares; Mr. Tolman, 1,010 performance shares; and Mr. Waters, 3,950 performance shares. The number of performance shares awarded at the end of the cycle will range from 0% to 200% of the target number granted.  Performance is measured against target growth in intrinsic business value per share over the cycle as confirmed by the Compensation Committee. Growth in intrinsic business value per share is calculated by equally weighting growth in economic value per share and growth in adjusted book value per share.

Mr. Tolman was granted 803 Esurance performance units (with a target value of $1.1 million) for the 2009-2011 performance cycle.  Each Esurance unit has an initial value of $1,000 and compounds in value by

Esurance’s economic return on capital over the cycle.  The number of Esurance units awarded at the end of the cycle will generally range from 0% to 100% of the target number granted.

Mr. Waters was granted 2,630 White Mountains Re (“WMRe”) performance units (with a target value of $3.6 million) for the 2009-2011 performance cycle.  Each WMRe unit has an initial value of $1,000 and compounds in value by WMRe’s after-tax return on capital over the cycle.  The number of WMRe units awarded at the end of the cycle will range from 0% to 200% of the target number granted.

The OneBeacon Committee approved a grant of 117,536 target OneBeacon performance shares for Mr. Miller for the 2009-2011 performance cycle.  In addition, the OneBeacon Committee approved a grant of 25,000 OneBeacon performance units (with a target value of $2.5 million).  Each OneBeacon unit has a value of $100.  Performance against the targets governing the OneBeacon performance shares and OneBeacon performance units will be confirmed by the OneBeacon Committee following the end of 2011 and the number of OneBeacon performance shares and OneBeacon performance units actually awarded at that time will generally range from 0% to 200% of the target number granted.

Restricted Share/Unit Grants; Retention Bonus

The Compensation Committee approved grants of WTM Restricted Shares to the NEOs of the Company (other than Messrs. Barrette and Miller) as follows: Mr. Foy, 9,000 Restricted Shares; Mr. Tolman, 720 Restricted Shares; and Mr. Waters, 1,200 Restricted Shares.  The Restricted Shares vest on December 31, 2010.  If an NEO were terminated without cause (as defined in the WTM Long-Term Incentive Plan) after December 31, 2009, the NEO would vest in 50% of the Restricted Shares.

The Compensation Committee also approved a grant to Mr. Tolman of 528 Esurance restricted units (with a target value of $0.9 million), which vest 50% in February 2010 and 50% in February 2011.

The OneBeacon Committee approved a cash retention bonus to Mr. Miller of $6,000,000, payable 50% in February 2010 and 50% in February 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: March 4, 2009	By:	/s/	J. BRIAN PALMER
J. Brian Palmer Vice President and Chief Accounting Officer